Exhibit 10.1

September 29, 2016

Evans Brewing Company Inc.

3815 S. Main Street

Santa Ana, CA 92707

Re:	Indemnification Agreement for Closing Date Liabilities

Gentlemen:

Reference is made to that certain Stock Purchase Agreement dated December 10, 2015 by and among Evans Brewing Company Inc., a Delaware Corporation (the “Company”), EBC Public House Inc., a California corporation (“Public House”) and Michael Rapport, as Seller (the “Agreement”). Capitalized terms not otherwise defined herein shall have the same meaning prescribed to them in the Agreement.

This letter confirms our agreement that, for a period beginning on the Closing Date and ending on the first anniversary of the Closing Date, I agree to defend, indemnify and hold harmless the Public House, the Company, and their respective employees, representatives, officers, directors, shareholders and agents from and against any costs, damages, liabilities, losses, lawsuits and expenses (including, without limitation, any interest, penalties, and reasonable attorneys’ fees) which may be sustained or suffered by the Company or the Public House by reason of any claim, action or proceeding based upon or involving an action, occurrence or omission of the Public House on or before the Closing Date.

This letter further confirms that the Closing (as defined in the Agreement) shall take place effective as of September 29, 2016.

This letter shall be governed in all respects by the internal laws of the State of California as applied to agreements entered into among California residents to be performed entirely within California, without regard to principles of conflicts of law. This letter may be executed in any number of counterparts (which may be delivered by facsimile, pdf file or other electronic transmission), each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

Very truly yours,

/s/ Michael J. Rapport
Michael J. Rapport

Acknowledged and agreed to:

EVANS BREWING COMPANY INC.

By:	/s/ Kenneth Wiedrich
Kenneth Wiedrich, Chief Financial Officer
Date: September 29, 2016